CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 26, 2022

Board of Directors

Sky Quarry Inc.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A  (or Form 1-K) of our reports dated April 8, 2022, with respect to the consolidated balance sheets of Sky Quarry Inc. (and subsidiaries) as of December 31, 2021 and 2020 and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2021 and 2020, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 26, 2022